EXHIBIT 10(ee)

                       FARMSTEAD TELEPHONE GROUP, INC.

                              ROBERT G. LAVIGNE

                            EMPLOYMENT AGREEMENT
                            --------------------

      THIS AGREEMENT is made effective as of January 1, 2000, between Farmstead Telephone Group, Inc., a Delaware corporation (the "Company"), and Robert G. LaVigne (the "Executive").

                                  RECITALS

      The Company is engaged in various businesses, including the sale of new and used Lucent Technologies(TM)/ Avaya Inc. telephone parts and systems, the distribution of related re-manufactured products, the provision of repair, refurbishment and other services for telephone equipment, and the sale of voice mail and other telephone-related products (collectively the "Business").

      The Company and the Executive acknowledge that the Executive's abilities and services are important to the prospects of the Company. For this reason, the Company desires to assure itself of the future services of the Executive, and to provide certain security to Executive, and the Executive desires to accept employment as provided in this Agreement.

      NOW, THEREFORE, in consideration of the mutual and dependent promises hereinafter set forth, the parties, intend to be legally bound, do hereby agree as follows:

                                 ARTICLE I.

                                 Employment
                                 ----------

      Section 1.1. Employment. The Company agrees to employ the Executive as an Executive Vice President and Chief Financial Officer and Secretary of the Company. The period of employment shall commence on the date of this Agreement and shall continue for the term as provided in Article II.

      Section 1.2. Duties. The Executive shall serve as the Executive Vice President and Chief Financial Officer and Secretary of the Company, or in such other substantially equal or superior capacity as may be designated by the Chief Executive Officer ("CEO") of the Company. As Executive Vice President and Chief Financial Officer and Secretary, Executive shall be employed in an executive management capacity, and Executive shall report to the CEO until such time as a Chief Operating Officer is hired, afterwhich Executive shall report to the COO. Executive's duties in the above position shall include overall responsibility for the financial affairs of the Company and the duties of a Vice-President and Secretary of the Company as set forth in the By-laws of the Company. Executive's duties, as of the date of this Agreement, are more fully set forth in Exhibit A to this Agreement. Executive shall perform such duties and services consistent with such position as may be assigned to him from time to time by the COO. Executive agrees, subject to his continued election by the Shareholders of the Company as such, to serve as a member of the Board of Directors of the Company or of any committee thereof. During the term of this Agreement, Executive shall devote substantially all of his working time, attention and skill during the normal business week to the business and affairs of the Company and shall perform diligently and faithfully his duties as Executive Vice President and Chief Financial Officer and Secretary of the Company.

      Section 1.3. Compensation.

      (a) Base Salary. The Company shall pay to Executive during each calendar year during the Term of this Agreement an annual base salary (the "Base Salary"). The Base Salary for 2000 shall be $120,000, for 2001 shall be a minimum of $130,000, and for 2002 a minimum of $140,000. Such Base Salary may be increased (but not decreased, except as part of an "across the board" decrease affecting all officers) by the Board in its discretion in connection with its annual review of the Company's performance at the end of each calendar year or at such other times as the Board may deem appropriate in its discretion. The Base Salary shall be payable in accordance with customary payroll practices of the Company, but in no event less frequently than monthly.

      (b) Bonus. At the end of each calendar year during the term of this Agreement, Executive shall be eligible for a bonus to be determined as follows:

            (1) Executive can receive a bonus of up to, but not more than, 50% of then current Base Salary for the subject year as determined by the Compensation Committee of the Board.

            (2) In determining whether to pay a bonus, the following factors will be weighed generally as follows:

                  (i) twenty-five percent (25%) for achieving top line revenue pro forma numbers in the business plan/budget (the "Plan") approved by the Board of Directors at the beginning of the subject year or as revised by the Board during the subject year;

                  (ii) fifty percent (50%) for achieving bottom line net income as established in the Plan for the subject year or as revised by the Board during the subject year; and

                  (iii) twenty-five percent (25%) for achieving subjective
                        performance measurements as established in writing by the CEO/COO, as applicable, at the beginning of subject year and agreed to by the Executive, subject to change during the year upon the agreement of both parties.

            (3) The Compensation Committee may determine to pay a prorated bonus, even if the Plan is not met, based on actual performance and the weighing of factors it determines relevant.

            (4) The COO will make recommendations regarding the amount of bonus, if any, to be paid to Executive at the end of the subject year, but the final determination of bonus amount, if any, shall be in the sole discretion of the Compensation Committee of the Board.

      Section 1.4. Stock Options.

      (a) Option Grants. Executive shall be granted nonqualified stock options under the Amended and Restated 1992 Stock Option Plan, or a successor plan thereto ("Option Plan") for shares at the times and in the amounts set forth in Exhibit B to this Agreement. The exercise price for such options shall be at the closing market price on the date of each grant.

      (b) Vesting. Upon each grant, the options shall be vested immediately.

      (c) Employment. Each grant set forth on Exhibit B is conditioned on Executive continuing to be an employee of the Company at the time such grant is scheduled to be made.

      (d) Exercise. The options may be exercised up to ten years from the date of grant, subject to the provisions of the Option Plan. For each option grant contemplated by this Section 1.4, paragraphs 6 (e) and 6 (g) of the Amended and Restated 1992 Stock Option Plan, or any successor plan containing similar restrictions, are hereby revised to allow Executive up to the expiration date of the option grant to exercise his vested options following Executive's date of termination of employment or following his date of death. The Company shall, upon request of the Executive at the times of Executor's exercise of options, permit Executive to pay the option price utilizing either of the payment options set forth in subparts (i) or (ii) of the second sentence in Section 6(c) of the Option Plan.

      (e) Changes in Capitalization. The number of options, and option exercise prices, shall be subject to proportional adjustment in the event of change in capitalization of the Company, including stock splits, dividends and other changes as noted in the Option Plan.

      (f) Change in Control. Notwithstanding anything to the contrary set forth above in this Section 1.4, in the event of a change in control as defined in Section 5.1, all of the following shall occur:

            (1) All of the options contemplated in Exhibit B will, immediately before such change in control, be granted, become vested and exercisable;

            (2) the exercise price for such options that had not previously been granted shall be the average of the closing market price for shares of Company stock for the 30 trading days immediately preceding the change in control, subject to the pricing limitations for non-qualified options set forth in Section 6(b) of the Option Plan; and

            (3) in the event the Executive's employment with the Company terminates within nine (9) months following such change in control, except if such employment is terminated by the Company "for cause," the exercise period for such options will automatically be extended for the remaining term of the options granted.

      (g) Other Provisions. In other respects not set forth above, the option grant will be subject to all provisions of the Option Plan, and will be evidenced by a written agreement between Executive and the Company. Nothing herein is intended to require the Company to continue to employ Executive under this Agreement, or to renew or extend this Agreement. Without limiting the foregoing, in the event of expiration or termination of this Agreement, the Executive's rights with respect to such options shall be as provided in the Option Plan and the specific option agreements.

      Section 1.5. Benefits.

      (a) Standard Benefits. The Executive shall be entitled during the term of this Agreement to participate in standard Company benefits as provided for officers, including, but not limited to, four (4) weeks paid annual vacation, health insurance, disability insurance and other benefits, including any pension or retirement plans, stock options or stock purchase plans, that are generally provided to officers. Participation shall be subject to the terms of the applicable plan documents and the discretion of the Board or any committee provided for in or contemplated by such plan. The Company may alter, modify, add or delete to its employee benefit plans as they generally apply to officers or other employees at such times and in such manner as the Company determines to be appropriate, without recourse by Executive.

      (b) Other Benefits. In addition, Executive shall also be entitled to the following other benefits during the Term of this Agreement:

            (1) Executive shall be able to continue to participate in the Executive Split Dollar Program in accordance with the terms of the Executive Split Dollar Agreement (the "Split Dollar Agreement") between Executive and the Company entered into on October 23, 1998.

            (2) The Company shall, during the term of this Agreement and for two years after the end of the term, continue to maintain, to the extent reasonably available in the judgment of the Board, directors and officers liability insurance to cover any acts or omissions by Executive as an officer or director during the term of this Agreement; and

            (3) The Company shall maintain long-term disability insurance covering Executive which shall provide to Executive a benefit equal to sixty (60%) of total annual Compensation, defined as the Base Salary then in effect plus the average of annual bonuses as paid over the prior three (3) years.

      (c) Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Executive for all reasonable expenses that Executive incurs in the performance of Executive's duties under this Agreement in furthering the business, and in keeping with the policies of the Company.

      (d) To encourage the Executive to maintain and improve his skills, the Company will pay up to $5,000 per year for Executive's attendance at conferences, training services, etc. that are pertinent to Executive's duties and responsibilities. Executive shall obtain COO's authorization prior to enrollment in any program.

                                 ARTICLE II.

                                 Termination
                                 -----------

      Section 2.1. Employment Period. The Company agrees to employ the Executive as of the date hereof until the earlier of (the "Term"):

            (a)   December 31, 2002;

            (b)   the Executive's death;

            (c)   the Executive's permanent disability; or

            (d) the date of the Executive's employment is terminated by the Company or the Executive, in accordance with Section 2.2, 2.3 or
      5.3 of this Agreement.

      Section 2.2. Termination by the Company. The terms of this Agreement shall end if the Company determines to terminate Executive either "for cause" or "without cause". Except in the case of termination "for cause," termination by the Company will not be effective until thirty (30) days after the Company has given written notice to the Executive of such termination.

      Section 2.3. Termination by Executive. The Executive may terminate his employment voluntarily or "with good reason" at any time upon thirty (30) days written notice to the Company, provided that the Company may, in such circumstances, require Executive to vacate the Company's premises prior to the expiration of such 30 day period so long as the Company continues to provide then-current compensation and benefits to Executive for the duration of such 30-day period.

      Section 2.4. Defined Term . The following terms shall have the meanings prescribed:

            (a) "For cause" shall mean: (i) upon a conviction of Executive for the willful commission of a felony or the willful perpetration by Executive of a material dishonest act against the Company, or (ii) the willful failure of Executive to act in accordance with any reasonable instruction of the COO relating to performance of the Executive's employment duties in accordance with this Agreement, if such failure is not corrected (or in the process of being corrected within a 30-day period) within seven (7) business days after written receipt of notification from the Company of such failure.

            (b) "Good reason" shall mean a reduction in Base Salary (except as permitted under Section 1.3(a)), a material adverse change in the method of determining Executive's bonus, a material reduction in Executive's responsibilities or benefits, any other material breach of this Agreement by the Company, a relocation of the Company's corporate offices in excess of fifty (50) highway miles from the current locations of such office, or the failure to re-elect or appoint Executive as Executive Vice President and Chief Financial Officer and Secretary or the other removal of Executive from that position (other than for cause by the Company or voluntarily by Executive). For clarification, the failure to renominate Executive to, or the failure to re-elect him to, the Board of Directors of the Company shall not constitute "good reason" or a breach of this Agreement of any kind.

      Section 2.5. Severance Pay.

      (a) If the Company terminates this Agreement without cause, the Executive shall be entitled (except as provided in Section 5.3) to severance equal to the sum of one-half of Executive's then-current Base Salary, plus one-half of the average bonus paid to Executive during the prior two calendar years, plus one half of the split dollar contribution made or accrued on behalf of Executive for the prior calendar year ("Adjusted Compensation Amount"). Such severance shall be paid to the Executive as follows: one-half within 15 days following the effective date of termination and the balance in equal monthly installments payable on the first business day of each month over the six months following the effective date of termination. The Executive shall also be entitled to receive 100% of the Policy Reserves for his account as defined in the Split Dollar Agreement (excluding any amounts referred to above), which shall be deemed fully vested. The Executive shall also be entitled to continue to receive all benefits as referred to in Section 1.5(a) and 1.5(b) until the earlier of
(x) the date Executive commences receiving similar benefits from another employer or (y) six (6) months following the effective date of termination.

      (b) If the Executive terminates this Agreement with "good reason" the Executive shall be entitled to severance as provided in Section 2.5(a) above and Executive shall also be entitled to continue to receive all benefits referred to in Section 2.5(a) during the period referred to in
Section 2.5(a). The Executive may terminate his employment upon written notice to the Company, effective immediately upon the occurrence of "good reason" provided that such notice must be given by Executive within 60 days after the event constituting "good reason".

      (c) Executive shall not be entitled to severance pay or other compensation from the Company if the Term ends pursuant to Section 2.1 (a),
(b), or (c), if Executive leaves the Company voluntarily, or if Executive is terminated for cause except that Executive will receive any accrued vacation/personal/sick days and any other sums that are vested ("Vested Sums") under any other agreement (including, but not limited to, the Split Dollar Agreement) in accordance with its terms.

      (d) Executive agrees that the above severance pay, or any severance pay as provided in Section 5.3, will constitute an adequate and complete severance in the event of termination or expiration of this Agreement as provided herein, and Executive waives any other claims for compensation or severance or other liability from the Company in the event of termination or expiration of this Agreement except for earned paid absences, (vacation, sick, or personal days) or Vested Sums.

      Section 2.6. Obligations Upon Death. If the Executive dies during the term of this Agreement, the Company's obligations under this Agreement shall terminate immediately and the Executive's estate shall be entitled to all arrearage of salary and expenses and other accrued benefits such as vacation or sick days but shall not be entitled to further compensation. In addition, Executive's estate shall be entitled to receive such benefits under the terms of any plan and programs of the Company applicable to Executive, including, but not limited to, any life insurance pursuant to the Executive Split Dollar Program Agreement referred to in Section 1.5(b)(1).

      Section 2.7. Termination Upon Permanent Disability. If the Executive is permanently disabled, as determined by the insurance carrier underwriting the benefit in Section 1.5(b)(3), the Executive's employment with the Company shall terminate, and the Executive shall be entitled to benefits under the disability insurance maintained by the Company, as well as to any Vested Sums.

      Section 2.8. Survival of Provisions. Notwithstanding anything else in this Agreement, the provisions of Articles III, IV and V shall survive the expiration or termination of the Executive's employment with the Company.

                                ARTICLE III.

                  Covenants, Representations and Warranties
                  -----------------------------------------

      Section 3.1. Covenant Not To Disclose. The Executive agrees that, in performing his normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company. The Executive covenants and agrees that he will not, at any time, whether during the Term of this Agreement, or for twelve (12) months after the expiration or termination of this Agreement, reveal, divulge or make known to any person or entity (other than the Company) or use for his own account, any Company confidential record, data, plan, trade secret, policy, strategy, method or practice of obtaining or doing business, computer program, know-how or knowledge relating to customers, sales, suppliers, market developments, equipment, processes, products or any other confidential information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part through the efforts of the Executive. The Executive further covenants and agrees that he shall retain all Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Confidential Information shall not include any information which has entered the public domain otherwise than by reason of a disclosure by the Executive or which is made available by a third party to Executive with right to disclose. The Executive agrees to deliver to the Company at the termination of his employment or at any other time the Company may request, all Company property, including, but not limited to, Confidential Information which he then may possess or have under his control.

      Section 3.2. Representation and Warranty. Prior to the execution and delivery of this Agreement, the Executive represents and warrants that he has terminated all of his obligations under any other employment or consulting agreement or other similar agreement, whether written or oral, with any other party. The Executive has delivered copies of all such employment or other agreements and evidence satisfactory to the Company of the termination of such agreements. The Executive represents and warrants that the execution of this Agreement will not result in a breach of any written agreement to which the Executive is a party or by which the Executive is bound.

      Section 3.3. Inventions and Patents. The Executive agrees that all inventions, innovations or improvements in the Company's methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the employment period belong to the Company. The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonably requested by the Company to establish and confirm such ownership.

                                 ARTICLE IV.

                           Covenant Not To Compete
                           -----------------------

      Section 4.1. Restrictive Covenant. The Executive covenants and agrees with the Company that so long as he is employed by the Company, and for any period following the termination date during which the Executive receives a severance benefit pursuant to Section 2.5(a) or (b) or Section 5.3, Executive shall not, anywhere in the Restricted Area, either directly or indirectly compete with, own (in excess of 2% of the equity securities of any enterprise), manage, engage in or be employed by, connected with or work for, any person, corporation, partnership or other entity, in a sales or marketing position, that competes with the Business of the Company or its successors or assigns, or which is owned by, affiliated with, or the owner of any such competitor of the Company, without the written consent of the Company.

      Section 4.2. Definitions. The following terms shall have the meanings prescribed:

            (a) "Business" shall refer to the Business as described in the Recitals to this Agreement. The Business shall include any of the foregoing activities as conducted by the Company (i) as of the date of the execution of this Agreement, (ii) during the Term of this Agreement, (iii) as of the termination or expiration date, or (iv) as reasonably proposed by the Company as of the termination or expiration date.

            (b) "Compete" shall mean engaging, participating, or being involved in any respect or in any capacity in the business of, or furnishing any aid, assistance or service of any kind to any person or entity in connection with, the trading, buying, selling, exchanging, marketing, merchandising, distributing, or producing, of any product or service similar in either design or function, or both, to any product or service of the Business.

            (c) "Restricted Area" shall mean any geographic area in which the Company is doing Business at any time during the term of this Agreement.

      Section 4.3. Non-Compete Election. In the event that the Executive leaves the employment of the Company in circumstances that would not otherwise require the Company to make a severance payment, the Company may, at its election, decide to make a severance payment to Executive for up to six (6) months and the non-compete provisions of this Article IV shall apply during such designated period. Such severance pay shall be equal to 1/12 of the Adjusted Compensation Amount at such time multiplied by the number of months designated by the Company (up to six months) as the severance period and for each month so designated Executive shall be entitled to continue to receive benefits as provided in Section 2.5 above. Such severance shall be paid in equal monthly installments, payable on the first business day of each month commencing after the effective date of termination and Executive shall also be entitled to continue to receive all benefits as provided in
Section 2.5(a) until the earlier of (x) the date Executive commences receiving benefits from another employer or (y) the completion of such designated severance period.

      Section 4.4. "Blue Pencil" Rule. The Executive and the Company desire that the provisions of Article IV be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this
Article IV are unreasonable or unenforceable because of duration, area of restriction, or otherwise, the Executive and the Company agree and intend that the court shall enforce this Article IV to whatever extent the court deems reasonable. The parties intend that the court shall have the right to strike or change any provision of Article IV and substitute therefor different provisions to effect the intent of this Article IV.

      Section 4.5. Legitimate Purpose. The Executive has read carefully all of the terms and conditions of this Article IV and agrees that the restraints set forth herein: (a) are reasonable and necessary to support the legitimate business interests and goodwill of the Company; and (b) will not preclude the Executive from earning a livelihood during the life of this
Article IV.

                                 ARTICLE V.

                              Change In Control
                              -----------------

      Section 5.1. Change in Control Definition. A "change in control" of the Company shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty (30%) percent of the combined voting power of the Company's then outstanding securities, or if (b) over any twelve (12) month period ("Period") during the term of this Agreement, individuals who at the beginning of such Period constitute the board of the Company do not constitute at least fifty (50%) percent of the number of Directors elected during such twelve (12) month Period, or if (c) the Board adopts a resolution, in its sole discretion, to the effect that a material change in control of the Company has occurred for the purposes of this Agreement. For purposes of clause (b) above, a person who was not a Director at the beginning of such Period but who has (i) filled the place of a Director who has died or has retired in the ordinary course in accordance with any Company policies then in effect, and (ii) been approved in advance by Directors who constitute at least two-thirds (2/3) of the Directors who were, or are deemed to be, Directors at the beginning of the Period shall for purposes of this provision be deemed to be a Director since the beginning of the Period.

      Section 5.2. Actions Following Change in Control. If during the nine
(9) month period following a change in control, the Executive is terminated by the Company without cause, as defined in Section 2.4(a), or the Executive resigns for good reason (as defined in Section 2.4(b)), the Executive shall be entitled to severance and benefits as provided in Section 5.3 below. If Executive terminates his employment for good reason as provided above, he shall give written notice to the Company, which shall be effective immediately, provided that such notice, to be effective, must be given by Executive within sixty (60) days after the event constituting Good Reason.

      Section 5.3. Impact of Change in Control. Upon termination by the Company of Executive without cause or upon resignation by Executive for "good reason", in either case within nine (9) months after a change in control as provided in Section 5.2 above:

            (a) the Executive shall be entitled to severance equal to Executive's then current Base Salary plus the amount of any bonus paid to Executive during the prior calendar year;

            (b) Executive shall be paid such amount as provided in subparagraph (a) above under the procedures in Section 2.5(a);

            (c) Executive shall be entitled to receive the other benefits as provided in Section 2.5(a); and

            (d) all stock options previously granted shall immediately vest, and the exercise period of all options granted shall be extended for the remaining term of the options.

                                 ARTICLE VI.

                                Miscellaneous
                                -------------

      Section 6.1. Notices. All notices required by this Agreement shall be in writing and shall be sufficiently given if hand delivered, delivered by overnight delivery service (such as Federal Express), or mailed by registered or certified mail, return receipt requested, to the following addresses:

                  If to the Company:    Farmstead Telephone Group, Inc.
                                        22 Prestige Park Circle
                                        East Hartford, CT 06108

                  Attention:            Chief Executive Officer

                  If to Executive:      At the most recent address available
                                        in the Company's employment records.

Any party may change its address by written notice to the other party. All notices shall be deemed to have been given as of the date so delivered or mailed.

      Section 6.2. Waiver. The waiver by any party of any breach or default of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

      Section 6.3. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to a physical examination and supply such information as may be required in connection therewith.

      Section 6.4. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, whether written or oral, which relate to the subject matter hereof in any way. Notwithstanding the above, the Split Dollar Agreement between Executive and the Company and the related Collateral Agreement shall continue in effect in accordance with their terms.

      Section 6.5. Construction and Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and reconstrued, and enforced to the maximum extent possible, in such jurisdiction as if such invalid, illegal or unenforceable provision never had been contained herein.

      Section 6.6. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      Section 6.7. Amendments. Any provision of this Agreement may be amended only with the prior written consent of the Company and the Executive.

      Section 6.8. Governing Law. This Agreement shall be interpreted under the laws of the State of Connecticut.

      Section 6.9. Assignment. This Agreement may not be assigned by any party hereto, provided that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all of its assets, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations hereunder.

FARMSTEAD TELEPHONE GROUP, INC.        ROBERT G. LAVIGNE


By:                                    By:
    -------------------------              -------------------------
    George J. Taylor, Jr.                  Robert G. LaVigne
    President & CEO

Date: _______________________        Date: _________________________

                                     Address:

                                  EXHIBIT A
                                  ---------

                 Job Description of Executive Vice President

                                  EXHIBIT B
                                  ---------

                                    Options for Number
Grant Date                           of Shares Below
----------

February 1, 2001                          20,000

February 1, 2002                          20,000

February 1, 2003                          20,000

February 1, 2004                          20,000

February 1, 2005                          20,000

Notwithstanding anything to the contrary herein, in the event the Amended and Restated 1992 Stock Option Plan (the "1992 Plan") expires without a successor plan being implemented, any grant set forth above that has not yet taken place will be accelerated and granted immediately before the expiration of the 1992 Plan.